LANDS' END, INC.
                            One Lands' End Lane
                        Dodgeville, Wisconsin 53595
                         Telephone: (608) 935-9341

Via EDGAR

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                      Re: Lands' End, Inc. - Request for Withdrawal Registration Statement on Form S-3
                           (File No. 333-69788) filed on September 21, 2001

Ladies and Gentlemen:

         Pursuant to Rule 478 of the Securities Act of 1933, as amended, the undersigned hereby applies for withdrawal of the above-referenced Registration Statement. If you have any questions regarding this application, please call Gary P. Cullen of Skadden, Arps, Slate, Meagher & Flom (Illinois) at 312-407-0680. Thank you for your assistance.

                                               Very truly yours,

                                               LANDS' END, INC.


                                               By:  /s/ Donald R. Hughes
                                                   ------------------------
                                               Donald R. Hughes
                                               Chief Financial Officer